UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 18, 2019

CorePoint Lodging Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-38168	82-1497742
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 E. John Carpenter Freeway, Suite 1650, Irving, Texas 75062

(Address of Principal Executive Offices) (Zip Code)

(972) 893-3199

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CPLG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 7.01 Regulation FD Disclosure.

The information set forth in Item 8.01 below is incorporated herein by reference. On October 23, 2019, CorePoint Lodging Inc. (the “Company” or “CorePoint”) issued a press release announcing that the Company and CorePoint TRS L.L.C. (“Owner”), an indirect subsidiary of the Company, had entered into a settlement agreement (the “Settlement Agreement”) among Owner and CorePoint, on the one hand, and LQ Management L.L.C. (“Manager”), La Quinta Franchising L.L.C. (“Franchisor”) and Wyndham Hotel Group, LLC (“Wyndham,” collectively with Owner, Franchisor and Manager, the “Parties”), on the other hand, relating to (a) the management, franchising, operation and sales of CorePoint’s portfolio of hotels (the “CorePoint Portfolio”) pursuant to the (1) Management Agreements between Owner and Manager, dated May 30, 2018 (“Management Agreements”), and (2) Franchise Agreements between Owner and Franchisor, dated May 30, 2018 (“Franchise Agreements”) and (b) the Tax Matters Agreement, dated as of May 30, 2018, by and between La Quinta Holdings Inc. and the Company (the “Tax Matters Agreement”). This press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K (this “Form 8-K”), including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. This Form 8-K will not be deemed an admission as to the materiality of any information included in or referenced by this Form 8-K that is required to be disclosed by Regulation FD.

Item 8.01 Other Events.

On October 18, 2019, the Parties entered into the Settlement Agreement in connection with the notices of several events of default the Company gave to the Manager on July 30, 2019 and August 14, 2019.

Pursuant to the Settlement Agreement, with respect to certain revenue management matters:

•

the Manager agreed to develop, install and implement at its expense a fully functional enhanced dynamic best available rate-setting tool providing functionality at least reasonably equivalent to the legacy rate-setting tool used for the Company’s hotels; the fully functional implementation is to be accomplished by December 31, 2020, subject to certain extensions;

•

the Manager agreed to deploy at its expense an enhanced direct billing system for corporate group clients at least reasonably equivalent to the legacy direct billing system used for the Company’s hotels; the fully functional implementation of such direct billing system is to be made by June 30, 2020, subject to certain extensions; and

•	the Manager agreed to deploy at its expense certain enhanced legacy booking tools used for the Company’s hotels.

With respect to certain financial reporting and accounting matters, the Settlement Agreement amends the Parties’ respective obligations concerning financial deliverables within specified time frames. In addition, the Manager agreed to provide, at its sole cost and expense, an annual System and Organization Control Report (“SOC 1 Report”) prepared by a “Big Four” accounting firm or other firm mutually agreed upon by the Parties by no later than February 1, 2021 and February 1 of each year thereafter.

Wyndham also agreed to a payment of $19.7 million to resolve all actual and potential claims between the Parties, including but not limited to CorePoint’s alleged loss of revenue. The payment will consist of a lump sum cash payment of no less than $9.85 million, which Wyndham has made, with the remainder to be made in cash payments over time and satisfied in full by June 30, 2021.

Pursuant to the Settlement Agreement, the Parties agreed to amend the Franchise Agreements to limit the criteria for Franchisor’s approval of asset sales, including the adoption of certain objective criteria with respect to liquidity, net worth and operating experience of the proposed buyer.

In addition, Wyndham agreed to make a cash payment to the Company within 30 days of execution of the Settlement Agreement in an amount of approximately $16.6 million of cash purchase price which had been temporarily retained in connection with the Tax Matters Agreement.

Pursuant to the Settlement Agreement, the Company and Owner agreed to a release of all claims against the Manager, Franchisor, Wyndham or any of their affiliates arising out of or relating to (a) any alleged violation or breach of the Management Agreements, the Franchise Agreements, Section 5.1 of the Tax Matters Agreement or any other agreements between the Parties, up to and including the date of the Settlement Agreement, (b) the transition to the Wyndham platform in the second quarter of 2019 and (c) once the Company has given its final approval of the DBAR Replacement Tool, the development, installation, implementation, or operation of the DBAR Replacement Tool. Wyndham, Manager, and Franchisor agreed to a release of all claims against CorePoint and Owner or any of their affiliates arising out of or relating to any violation or breach of the Management Agreements, the Franchise Agreements, Section 5.1 of the Tax Matters Agreement or any other agreements between the Parties, up to and including the date of the Settlement Agreement.

Item 9.01 Exhibits

(d) Exhibits.

Exhibit 99.1	Press release, dated October 23, 2019, issued by CorePoint Lodging Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COREPOINT LODGING INC.

By:	/s/ Mark M. Chloupek
	Name:	Mark M. Chloupek
	Title:	Executive Vice President, Secretary and General Counsel

Date: October 23, 2019